UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERON THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HERON THERAPEUTICS, INC.

Notice of 2025 Annual Meeting of Stockholders to Be Held on June 12, 2025

To the Stockholders of Heron Therapeutics, Inc.:

The 2025 Annual Meeting of Stockholders of Heron Therapeutics, Inc., a Delaware corporation (“Heron,” “Company,” “we,” “us” and “our”), will be held on June 12, 2025 at 9:00 a.m. Eastern Time exclusively by means of remote communication via the Internet at www.virtualshareholdermeeting.com/HRTX2025, or at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes, as more fully described in the enclosed Proxy Statement:

1.
To elect six director nominees named in the enclosed Proxy Statement to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.
To ratify the appointment of Withum Smith+Brown, PC (“Withum”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.
To approve, on a nonbinding advisory basis, compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2024;
4.
To approve, on a nonbinding advisory basis, the frequency of future advisory votes on the compensation paid to our Named Executive Officers;
5.
To transact such other business as may properly come before the Annual Meeting.

Stockholders will be able to attend the Annual Meeting, vote electronically and submit questions during the Annual Meeting, all by visiting www.virtualshareholdermeeting.com/HRTX2025. To participate in the Annual Meeting, stockholders of record will need the 16-digit control number included on their Notice of Internet Availability of Proxy Materials (the "Notice") or, if they elected to receive proxy materials by mail, their proxy card. If your shares are held in "street name" and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote electronically during the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their broker, bank, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

Only stockholders of record at the close of business on April 15, 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ira Duarte

Cary, North Carolina
April 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2025:

The 2025 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 are available at: http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. Instructions on how to attend, participate in and vote at the Annual Meeting and demonstrate proof of stock ownership are included in the enclosed Proxy Statement and posted at http://www.virtualshareholdermeeting.com/HRTX2025. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/HRTX2025. You will not be able to attend the Annual Meeting other than by means of remote communication. Whether or not you expect to virtually attend the Annual Meeting, you are urged to cast your vote as soon as possible. You may vote your shares via the Internet or via a toll-free telephone number by following the instructions on the Notice or, if you elected to receive proxy materials by mail, your proxy card or the voting instruction card you received from your broker, bank, or other nominee, as applicable. In addition, you can also vote by mail by following the instructions on the proxy card or the voting instruction card. Submitting a proxy or voting instruction card will not prevent you from attending the Annual Meeting and voting electronically, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

HERON THERAPEUTICS, INC.

100 Regency Forest Drive, Suite 300

Cary, NC 27518

(858) 251-4400

PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Why have these proxy materials been made available to me?

The enclosed proxy is being solicited on behalf of our Board of Directors (“Board”) for use at the Annual Meeting. The proxy materials, including the 2025 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024, will be made available online at http://www.proxyvote.com and the Notice will be mailed to stockholders on or about April 30, 2025. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting, using the methods described below and in the Notice or the proxy card you received. In addition, if you received copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. Stockholders who hold our shares in street name should refer to the voting instructions form provided by their broker, bank or other nominee for details on how to provide voting instructions to each person. For additional details, see “How can I vote at the Annual Meeting?” below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 152,530,696 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the Record Date, your shares were registered directly in your name, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the Annual Meeting or via one of the methods described in the Notice or the proxy card you received. Whether or not you plan to attend the Annual Meeting, we urge you to vote well before the Annual Meeting to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If at the close of business on the Record Date, your shares were held, not in your name, but in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in street name, and the Notice will be forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record at the close of business on the Record Date or if you hold a valid proxy to vote at the Annual Meeting from a stockholder of record at the close of business on the Record Date.

We will be hosting the Annual Meeting solely by means of remote communication via the Internet. You will not be able to attend the Annual Meeting other than by means of remote communication. Any stockholder can listen to and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HRTX2025. Our Board annually considers the appropriate format of our annual meeting. Stockholders may, subject to the rules of procedure, submit questions and comments before and during the Annual Meeting, relating to the proposals before the Annual Meeting. Our rules of procedure will be made available at http://www.virtualshareholdermeeting.com/HRTX2025.

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at approximately 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

In order to be able to vote your shares, view the list of our stockholders of record, or submit questions during the Annual Meeting, you will need the 16-digit control number included on your Notice or proxy card, as applicable, or included in the email to you if you received the proxy materials by email. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote electrically during the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their broker, bank, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote electronically during the Annual Meeting. You will not be able to attend the Annual Meeting other than by means of remote communication. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.virtualshareholdermeeting.com/HRTX2025. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting webcast or submitting questions. If you encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

What am I voting on?

There are four Company proposals scheduled for a vote at the Annual Meeting:

•
Proposal 1: To elect six director nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal;
•
Proposal 2: To ratify the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•
Proposal 3: To approve, on a nonbinding advisory basis, compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2024;
•
Proposal 4: To approve, on a nonbinding advisory basis, the frequency of future advisory votes on the compensation paid to our Named Executive Officers.

What are the Board’s recommendations?

The Board recommends that you vote your shares:

•
FOR the six director nominees to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation, or removal;
•
FOR the ratification of the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•
FOR the approval, on a nonbinding advisory basis, compensation paid to our Named Executive Officers during the fiscal year ended December 31, 2024;
•
EVERY “1 YEAR” for the approval, on a nonbinding advisory basis, on the frequency of future advisory votes on the compensation paid to our Named Executive Officers.

What if another matter is properly brought before the Annual Meeting?

At this time, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card as “proxies” to vote on those matters in accordance with their best judgment and in their discretion.

How can I vote at the Annual Meeting?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

•
To vote during the Annual Meeting, see the instructions on how to vote while participating in the Annual Meeting via the Internet at http://www.virtualshareholdermeeting.com/HRTX2025.
•
To vote via the Internet, go to www.proxyvote.com, 24 hours per day, 7 days per week. You will need the 16-digit control number included on your Notice or proxy card, as applicable. Proxies submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 11, 2025.
•
To vote by telephone, call toll free 1-800-690-6903, 24 hours per day, 7 days per week. You will need the 16-digit control number included on your Notice or proxy card, as applicable. Proxies submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 11, 2025.
•
To vote using the proxy card, simply complete, sign and date the proxy card included with your proxy materials if you elected to receive proxy materials by mail and return your completed proxy card promptly in the envelope provided. If you return your signed and dated proxy card to us before the Annual Meeting with your voting selections, we will vote your shares as you direct. Except for votes cast for shares registered in the name of a broker, bank or other nominee (as described below), if you return your signed and dated proxy card to us before the Annual Meeting without your voting selections, proxies named in the proxy card will vote your shares in accordance with the Board’s recommendations (as described above).

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received voting instructions with the Notice from that institution rather than from us. To ensure that your vote is counted, simply follow the instructions in the materials received from your broker, bank or other nominee to vote electronically during the Annual Meeting, via the Internet in advance of the Annual Meeting or by telephone or, if you received a proxy card by mail, complete, sign and return the proxy card.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you own as of the close of business on the Record Date. Stockholders do not have cumulative voting rights.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to the mailed Notice and proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding the Notice or proxy materials, as applicable, to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices you receive.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•
you may submit another properly completed proxy with a later date;
•
you may vote again by Internet or telephone at a later time;
•
you may send a written notice that you are revoking your proxy to our Corporate Secretary at 100 Regency Forest Drive, Suite 300, Cary, North Carolina, 27518; or
•
you may attend the Annual Meeting and vote electronically during the Annual Meeting (however, simply attending the Annual Meeting will not, by itself, revoke your proxy or change your vote).

Your most current proxy card or Internet proxy is the one that is counted.

If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.

How can I submit a proposal (including a director nomination) for next year’s annual meeting?

Under the rules of the U.S. Securities and Exchange Commission (“SEC”), stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2026 Annual Meeting of Stockholders must submit such proposals to our Corporate Secretary so as to be received by us at 100 Regency Forest Drive, Suite 300, Cary, North Carolina, 27518, by close of business on or before December 30, 2025 and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder intends to make a director nomination or present a proposal for other business (other than pursuant to Rule 14a-8 under the Exchange Act) at the 2026 Annual Meeting of Stockholders, the stockholder must deliver written notice complying with our bylaws to our Corporate Secretary at the address provided above not earlier than February 12, 2026 and not later than March 14, 2026. Such nomination(s) or proposal(s) may or may not be included in the Proxy Statement. If the date of the 2026 Annual Meeting of Stockholders is more than 30 calendar days prior to, or more than 30 calendar days after, the anniversary of the 2025 Annual Meeting of Stockholders, then stockholder notice must be so delivered not later than the close of business on the later of: (i) the 90th calendar day prior to such annual meeting; or (ii) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026.

What are “broker non-votes”?

If your shares are held by your broker, bank or other nominee (that is, in street name), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. If a beneficial owner of shares held in street name does not give instructions to his or her broker, bank or other nominee, such nominee has discretionary authority to vote such shares with respect to “routine” matters but does not have discretionary authority to vote such shares with respect to “non-routine” matters. For “non-routine” matters for which a broker, bank or other nominee does not have discretionary authority to vote a beneficial owner’s shares, the un-voted shares are generally referred to and counted as “broker non-votes.” The determination of whether a proposal is “routine” or “non-routine” is made pursuant to applicable stock exchange rules.

The election of directors (“Proposal 1”), the approval of the compensation paid to our Named Executive Officers (“Proposal 3”), and the approval of the frequency of future stockholder advisory votes on the compensation paid to our Named Executive Officers (“Proposal 4”) are considered as “non-routine” matters under applicable stock exchange rules. We therefore expect broker non-votes to exist in connection with Proposals 1, 3, and 4.

The ratification of the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal 2”) is considered a “routine” matter under applicable rules. A broker or other nominee may generally vote on routine matters, so we do not expect there will be any broker non-votes with respect to Proposal 2.

How are votes counted and how many votes are needed to approve each proposal?

Votes will be counted by the Inspector of Elections appointed for the Annual Meeting. The following are the voting requirements for each proposal:

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Proposal 1: Director nominees shall be elected by a majority of the votes cast with respect to that director nominee, provided a quorum is established.
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Proposal 2: The proposal to ratify the appointment of Withum as our independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of a majority of the votes properly cast on the proposal, provided a quorum is established.
•
Proposal 3: The proposal to approve, on a nonbinding, advisory basis, the compensation paid to our Named Executive Officers requires the affirmative vote of a majority of the votes properly cast on the proposal, provided a quorum is established.
•
Proposal 4: On the proposal to approve, on a nonbinding advisory basis, the frequency of future advisory votes on the compensation paid to our Named Executive Officers, stockholders will have the opportunity to choose among four options (holding the vote every one, two or three years, or abstain) and, therefore, stockholders will not be voting to approve or disapprove the proposal.

There are no appraisal or dissenter’s rights with respect to the matters to be acted upon at the Annual Meeting.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. Our bylaws provide that broker non-votes are not counted as votes "cast" either "for" or "against" a director nominee (Proposal 1) and that broker non-votes are excluded from votes "cast" on Proposal 3 and 4. Broker non-votes therefore will have no effect on Proposals 1, 3, and 4. Broker non-votes are not expected to occur with respect to Proposal 2.

Abstentions will be counted as votes present and entitled to vote on the proposals considered at the Annual Meeting. Our bylaws provide that abstentions are not counted as votes "cast" either "for" or "against" a director nominee (Proposal 1) and that abstentions are excluded from votes "cast" on Proposals 2 and 3. Therefore, abstentions will have no effect on Proposals 1 through 4.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting as of the close of business on the Record Date present at the Annual Meeting or represented by proxy. At the close of business on the Record Date, there were 152,530,696 shares outstanding and entitled to vote.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the presiding officer of the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended report on Form 8-K to publish the final results.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Certain information regarding each of our director nominees, including each nominee’s age, experience, qualifications, attributes and skills that led the Board to conclude that the individual should serve on the Board and each nominee’s principal occupation and directorships during the past five years, is set forth below:

Name	Age	Position	Director Since
Craig Collard	59	Chief Executive Officer and Director	2023
Sharmila Dissanaike, M.D., FACS, FCCM	50	Director	2021
Craig Johnson	63	Director	2014
Michael Kaseta	49	Director	2024
Adam Morgan	46	Chairman of the Board	2023
Christian Waage	58	Director	2016

Susan Rodriguez is not standing for re-election at the Annual Meeting. She currently serves on the Compensation and Nominating and Corporate Governance Committees of the Board.

Craig Collard has served as a director of Heron since February 2023 and as Chief Executive Officer since April 2023. Mr. Collard most recently served as the Chief Executive Officer of Veloxis Pharmaceutics A/S (now Veloxis Pharmaceuticals Inc., “Veloxis”) before it was acquired by Asahi Kasei Corp, a transplant focused pharmaceutical company with its principal office in Cary, North Carolina, from 2015 to December 2021. Prior to joining Veloxis, Mr. Collard served as the Chief Executive Officer and the Chairman of the Board of Directors of Cornerstone Therapeutics, Inc., a pharmaceutical company (“Cornerstone”), from 2011 until it was acquired by Chiesi Farmaceutici S.p.A. (“Chiesi”) in 2014. Mr. Collard also served as Cornerstone’s Interim Chief Financial Officer, from 2010 to 2011, and as its President, from 2008 to 2011. Mr. Collard served as the Founder, President and Chief Executive Officer of Cornerstone BioPharma Inc. (formerly Cornerstone BioPharma Holdings, Ltd.), a pharmaceutical company, and as a member of its board of directors, from 2004 to 2008. Prior to that, Mr. Collard served as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company that he founded in 2003. Mr. Collard has served on the board of directors of TerrAscend Corp. (TSX: TSND), a North American cannabis operator based in Mississauga, Canada ("TerrAscend"), since December 2018. Mr. Collard previously served as a member of the board of directors of Sierra Oncology, Inc., a San Mateo, California-based late-stage biopharmaceutical company acquired by GlaxoSmithKline plc, from May 2020 to July 2022. He also served as Chairman of Opiant Pharmaceuticals, Inc., a specialty pharmaceutical company in Santa Monica, California developing therapies to treat substance and use disorders and drug overdose since October 2018 until it was acquired by Indivior on March 1, 2023. Mr. Collard holds a B.S. degree in engineering from the Southern College of Technology (now Southern Polytechnic State University). Mr. Collard was initially appointed as a director of the Company pursuant to a Cooperation Agreement, dated as of February 21, 2023 (the ‘‘Cooperation Agreement”), by and between the Company, Rubric Capital Management LP and certain of its affiliates and Velan Capital Investment Management LP and certain of its affiliates, regarding changes to the composition of the Board and other related matters. The Board has concluded that Mr. Collard should serve as a director based on his experience in senior management, commercial operations, and as a director with other biotechnology and pharmaceutical companies.

Sharmila Dissanaike, M.D., FACS, FCCM has served as a director of Heron since September 2021. Dr. Dissanaike is currently the Chair of Surgery at the University of New Mexico, Albuquerque, NM. Dr. Dissanaike was previously University Distinguished Professor and Peter C. Canizaro Chair of the Department of Surgery at Texas Tech University Health Sciences Center (“TTUHSC”) since 2016. In addition, from 2015 to 2018, Dr. Dissanaike served as Interim Director of the Timothy J. Harnar Burn Center at University Medical Center in Lubbock, Texas (“UMC”). From 2014 to 2017, Dr. Dissanaike served as Trauma Medical Director of the John A. Griswold Level 1 Trauma Center at UMC. In January 2021, she was appointed to the Texas Medical Board by Governor Greg Abbott. Dr. Dissanaike is a clinically active trauma, burn and acute care surgeon who has won over 50 awards for clinical, academic and research excellence and service during her career. Dr. Dissanaike has published over 100 peer-reviewed scientific articles, in addition to numerous book chapters, peer-reviewed presentations and national and international invited lectureships. Dr. Dissanaike holds multiple national leadership and quality assurance roles including Chair of the American Burn Association Verification Committee, member of the

American College of Surgeons Trauma Verification Committee and Committee on Trauma, and Board member of each of the American Burn Association and Southwestern Surgical Congress. She serves the American College of Surgeons as Governor and on the Committee for Ethics, the Advisory Council of Rural Surgery and Program Committee, highlighting her wide array of interests and longstanding dedication to advancing all aspects of surgical care. Dr. Dissanaike received her medical degree from the University of Sydney, Australia and her undergraduate degree from Methodist College in Colombo, Sri Lanka. Dr. Dissanaike completed her postgraduate medical training at the University of Washington at Harborview Medical Center, the Department of Surgery at TTUHSC, the Department of Surgery at Albert Einstein College of Medicine at Beth Israel Medical Center and the Department of Medicine at Inverclyde Hospital, National Health Service. The Board has concluded that Dr. Dissanaike should serve as a director based on her experience and achievements in surgical medicine.

Craig Johnson has served as a director of Heron since 2014. Mr. Johnson has more than 30 years of experience serving in senior financial management roles and governing corporations in the biotechnology industry. He has served as a director of Aurina Pharmaceuticals Inc. since 2024.Mr. Johnson previously served as a director of Mirati Therapeutics, Inc. from 2013 until its acquisition by Bristol Myers Squibb in 2024, and as a director of La Jolla Pharmaceutical Company from 2013 until its acquisition by Innoviva, Inc. in 2022. He served as a director of Odonate Therapeutics, Inc. from 2017 to 2022, as a director of Decipher Biosciences, Inc. from 2015 to 2018, and as a director of Adamis Pharmaceuticals Corporation from 2011 to 2014. Mr. Johnson served as a director of Ardea Biosciences, Inc. from 2008 until its acquisition by AstraZeneca PLC in 2012. He served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until its sale to Raptor Pharmaceuticals Corp. in 2009, and then as Vice President of a wholly owned subsidiary of Raptor Pharmaceutical Corp. from 2009 to 2010. From 1994 to 2004, Mr. Johnson held various positions at MitoKor, Inc., concluding his service as Chief Financial Officer and Senior Vice President of Operations. He practiced as a Certified Public Accountant with Price Waterhouse, and he received a B.B.A. degree in accounting from the University of Michigan-Dearborn. Our Board has concluded that Mr. Johnson should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Michael Kaseta has served as a director of Heron since November 2024. He currently serves as the Chief Financial Officer and Chief Operating Officer of Liquidia Corporation, a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary diseases ("Liquidia"). Prior to Liquidia, Mr. Kaseta served as the Chief Financial Officer at Aerami Therapeutics, Inc., a private biotech company focused on the development of improved therapies for the treatment of severe respiratory diseases, including pulmonary arterial hypertension, from January 2019 to November 2020. Previously, Mr. Kaseta served as the Chief Financial Officer at Aralez Pharmaceuticals, Inc., (Nasdaq: ARLZ) ("Aralez"), from March 2018 to January 2019. Mr. Kaseta previously served as Head of Finance and Interim Chief Financial Officer of Aralez from November 2017 until March 2018 and Corporate Controller of Aralez from September 2016 until November 2017. Prior to Aralez, Mr. Kaseta spent eleven years at Sanofi S.A. in a variety of financial roles, culminating in the Chief Financial Officer role at Sanofi North America, Global Services. In this role he managed a $10 billion business covering several product launches and more than 100 products across eight therapeutic areas. Mr. Kaseta holds a B.B.A degree in accounting from James Madison University, is a CPA (inactive) licensed in the state of New Jersey, and serves as a director of Bryn Pharma. Our Board has concluded that Mr. Kaseta should serve as a director based on his experience serving in various financial roles and as a director of pharmaceutical and biotechnology companies.

Adam Morgan has served as a director of Heron since February 2023 and as Chairman of the Board since April 2023. Mr. Morgan has served as the Chief Investment Officer of Velan Capital Investment Management LP, a healthcare-dedicated investment firm based in Alpharetta, Georgia, since July 2020. Mr. Morgan has also served on the board of directors of Health Outlook Corporation, a privately-held developer of predictive healthcare technology and service based in New York, New York, where he serves as chair of the company's audit committee, since January 2023. Previously, Mr. Morgan served on the board of directors of Alimera Sciences, Inc. (formerly NASDAQ: ALIM), a biopharmaceutical company, from March 2023 until its merger with ANI Pharmaceuticals, Inc. in September 2024. Prior to that, Mr. Morgan served as Senior Analyst at Broadfin Capital, LLC, a healthcare dedicated investment firm based in New York, New York, where he covered the Biotech and Pharmaceutical sectors, from 2018 to June 2020, and as Senior Analyst at Iguana Healthcare Partners LLC, a healthcare-dedicated investment firm based in New York, New York, where he covered Medical Devices and Specialty Pharmaceuticals, from 2015 to 2018. Mr. Morgan also served as an Analyst at Pura Vida Investments, LLC, a healthcare-focused investment firm, where he covered global Medical Devices, from 2014 to 2015. Earlier in his career, Mr. Morgan served as a Research Associate at Cowen and Company (a subsidiary of Cowen Inc.), a financial services company, on the firm's Medical Supplies and Devices team, in 2014. Mr. Morgan received his B.S. degree in chemistry from the University of Minnesota and his M.B.A. degree from the Carlson School of Management at the University of Minnesota.

Mr. Morgan was initially appointed as a director of the Company pursuant to the Cooperation Agreement. The Board has concluded that Mr. Morgan should serve as a director based on extensive investment experience and operational background focused on the healthcare and biotechnology sectors as well as his corporate governance expertise.

Christian Waage has served as a director of Heron since 2016. Mr. Waage has more than 15 years of regulatory, legal and financial transaction experience, primarily in the biotechnology industry. Mr. Waage currently serves as Executive Vice President, Technical Operations and Administration of Gossamer Bio, Inc. (“Gossamer Bio”), a publicly traded biotechnology company, and previously served as Gossamer Bio’s Executive President and General Counsel from 2017 to 2024. From 2013 to 2016, Mr. Waage held various positions at Receptos, Inc., a wholly owned subsidiary of Celgene Corporation, most recently serving as Managing Director. Prior to its acquisition by Celgene Corporation in 2015, he served as Senior Vice President and General Counsel of Receptos, Inc. From 2012 through its acquisition by Vista Equity Partners Management, LLC in 2013, Mr. Waage served as Vice President, General Counsel and Corporate Secretary at Websense, Inc. From 2008 through its acquisition by AstraZeneca PLC in 2012, he served as Vice President, General Counsel and Corporate Secretary of Ardea Biosciences, Inc. Prior to 2008, Mr. Waage served as a partner at DLA Piper LLP. He received a J.D. degree from the University of San Diego School of Law and a B.A. degree in economics from the University of California, San Diego. The Board has concluded that Mr. Waage should serve as a director based on his experience in regulatory, legal and finance matters.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive officers are elected by our Board and hold office until the earlier of their death, resignation, removal or the election and qualification of a successor.

Our executive officers and their ages and positions are as follows:

Name	Age	Position	Officer Since
Craig Collard	59	Chief Executive Officer and Director	2023
Ira Duarte	56	Executive Vice President, Chief Financial Officer	2023
Mark Hensley	42	Executive Vice President, Chief Operating Officer	2025
William Forbes	63	Executive Vice President, Chief Development Officer	2023

The background of Mr. Collard is described above under “Information Concerning the Board of Directors.”

Ira Duarte joined Heron as Executive Vice President, Chief Financial Officer in June 2023. Ms. Duarte brings significant experience and expertise in financial leadership to Heron. Prior to joining Heron, Ms. Duarte served in financial leadership roles from 2016 to 2023, most recently as Chief Financial Officer, at Veloxis, a fully integrated specialty pharmaceutical company. Prior to that, Ms. Duarte served as the Corporate Controller at BioDelivery Sciences, Inc. from 2014 to 2016, and from 2009 to 2014 she was Senior Director of Corporate Finance for Chiesi USA, Inc. and Director of Accounting and Financial Planning for Cornerstone, where she was a core member of the team that guided the sale of Cornerstone to Chiesi. Ms. Duarte previously held various roles from Staff to Senior Manager at Ernst & Young Global Limited. Ms. Duarte has served on the board of directors of TerrAscend since December 2022. Ms. Duarte is a Certified Public Accountant (inactive) and holds a B.S. degree in accounting from Florida Atlantic University.

William Forbes has served as our Executive Vice President, Chief Development Officer since June 2023. Dr. Forbes brings more than thirty years of pharmaceutical product development experience to Heron and has contributed to fourteen marketing approvals spanning a diverse range of therapeutic areas in the U.S. and European markets. Prior to joining Heron, Dr. Forbes served as the Chief Development Officer at Trevi Therapeutics, Inc. from 2021 to 2022. From 2016 to 2020, Dr. Forbes served as the President and CEO of Vivelix Pharmaceuticals, Ltd., where he was the founder and responsible for all strategic and operational aspects of the organization. Prior to that, Dr. Forbes served as the Chief Development Officer at Salix Pharmaceuticals, Inc. as the Head of Medical and R&D from 2005 to 2015. Earlier in his career, Dr. Forbes held various positions in clinical research and development at Metabasis Therapeutics, Inc., Otsuka America Pharmaceuticals, Inc., and Glaxo, Inc. Dr. Forbes has served on the board of directors of Beyond Air, Inc. (Nasdaq: XAIR), a clinical-stage medical device and biopharmaceutical company, since August 2018 and has served on the board of directors of Hallux, Inc., an innovative specialty pharmaceutical company, since November 2018. Dr. Forbes received his Doctor of Pharmacy degree from Creighton University, and he completed fellowships in cardiovascular research at Creighton Cardiac Center and in clinical research at Glaxo, Inc.

Mark Hensley has served as our Chief Operating Officer since April 2025. Mr. Hensley brings extensive leadership and operational experience to Heron. Prior to joining Heron, Mr. Hensley held several senior leadership roles at Veloxis, including serving as Chief Executive Officer from 2021 to 2024, and Chief Operating Officer and Chief Commercial Officer from 2018 to 2021. Earlier in his career, Mr. Hensley held positions of increasing responsibility at Cornerstone and Chiesi . Mr. Hensley holds a B.S. degree in biology, with a minor in chemistry from the University of North Texas.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board met six times during the year ended December 31, 2024. Each then-serving director attended seventy-five percent (75%) or more of the meetings of the Board and of each committee on which he or she served during 2024. We have a policy of encouraging all directors to attend the Annual Meeting; four of the seven then- serving directors attended the 2024 Annual Meeting of Stockholders.

Board Independence

On an annual basis, the Board reviews the independence of all directors in light of each director’s (or any family member’s, if applicable) affiliations with the Company and members of management, as well as significant holdings of the Company’s securities. The Board uses the definition of independence from The Nasdaq Stock Market (“Nasdaq”) listing standards to assess independence of our directors. Our Board has determined that all Board members, other than Mr. Collard, are “independent directors” as defined by Nasdaq rules. Mr. Collard was deemed not to be independent under Nasdaq rules by virtue of his role as our Chief Executive Officer.

The Board has a standing Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), and Nominating and Corporate Governance Committee (the “Governance Committee”). The Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by Nasdaq and the SEC, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, or otherwise has an affiliate relationship with the Company. Similarly, the members of the Compensation Committee each qualify as independent under Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, and that none have any affiliate relationships with the Company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Board Committees

The following table sets forth the current members of the Audit, Compensation and Governance Committees of the Board:

Name	Audit	Compensation	Governance
Craig Collard
Sharmila Dissanaike, M.D., FACS, FCCM		C	X
Craig Johnson	C	X
Michael Kaseta	X
Adam Morgan
Susan Rodriguez		X	X
Christian Waage	X		C
C: Chair of Committee X: Member of Committee

Audit Committee. The Audit Committee is composed of three directors: Messrs. Johnson, Kaseta, and Waage. Mr. Johnson serves as the Chair of the Audit Committee. The Audit Committee is responsible for appointing, overseeing and replacing, if necessary, our independent registered public accounting firm and for evaluating its work. The Audit Committee also assists the Board in overseeing the integrity of our financial statements and accounting and financial reporting processes, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s independent registered public accounting firm and internal audit function. During 2024, the Audit Committee received written disclosures from and communicated with the independent registered public accounting firm; met with management and the independent registered public accounting firm to discuss our financial statements; met with the independent registered public accounting firm to discuss matters that may affect our financial statements; approved related-party transactions, if any; provided oversight of risk management, including oversight of cybersecurity risks and risks related to environmental, social and governance matters; and approved professional services provided to us by the independent public accountants. The Audit Committee, together with the Board, was also responsible for reviewing our plans for providing appropriate financial resources to sustain our operations, including review of our strategic corporate plan and annual operating budget. The Board has determined that, during 2024, each then-serving member of the Audit Committee satisfied applicable independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Messrs. Johnson and Kaseta each qualify as an “audit committee financial expert” (as the SEC has defined such term in Item 407 of Regulation S-K). We have adopted an Audit Committee charter, which is available at www.herontx.com. The Audit Committee met four times during the year ended December 31, 2024.

Compensation Committee. The Compensation Committee is composed of three directors: Dr. Dissanaike, Ms. Rodriguez, and Mr. Johnson. Dr. Dissanaike serves as the Chair of the Compensation Committee. The Compensation Committee is responsible for overseeing the Company’s compensation philosophy generally and advising the Board regarding the compensation of the Board, the Chief Executive Officer, and the other executive officers of the Company. The Compensation Committee seeks to align our compensation practices with sound fiscal policy and enable the Company to attract and motivate qualified and highly skilled personnel, and is responsible for overseeing the Company’s management resources, succession planning, and management development activities. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and regularly reports to the Board on the results of this assessment. In 2024, the Compensation Committee administered our benefit and equity incentive plans, and made recommendations to the Board regarding the review and administration of all compensation arrangements for executive officers (including the Chief Executive Officer) and the review and establishment of general policies relating to the compensation and benefits of our officers and employees for the year ended December 31, 2024. The Compensation Committee also reviewed and approved corporate goals for our executive officers and evaluated their performance in light of these goals, and reviewed and made recommendations to the Board regarding the compensation paid to the non-employee directors. Subject to applicable laws, the Compensation Committee may form and delegate authority to subcommittees, each consisting of one or more of its members, with such powers as the Compensation Committee confers. The Board has determined that, during 2024, each then-serving member of the Compensation Committee satisfied applicable independence standards promulgated by Nasdaq and the SEC. We have adopted a Compensation Committee charter, which is available at www.herontx.com. The Compensation Committee met three times during the year ended December 31, 2024.

Governance Committee. The Governance Committee is composed of three directors: Mr. Waage, Dr. Dissanaike and Ms. Rodriguez. Mr. Waage serves as the Chair of the Governance Committee. The Governance Committee is responsible for setting a process for identifying and evaluating nominees, assessing the qualifications, contributions and independence of incumbent directors, and recommending a slate of director nominees to be proposed by the Board to the stockholders (or any director nominees to be elected by the Board to fill interim vacancies), consistent with the criteria approved by the Board. The Governance Committee also is responsible for establishing and maintaining a policy under which the Company’s stockholders may recommend a candidate to the Governance Committee for consideration for nomination as a director. Procedures for the consideration of director nominees recommended by stockholders are set forth below. In addition, the Governance Committee is responsible for overseeing succession planning for the Board and key leadership roles on the Board and its committees, as well as recommending directors for membership on Board committees. The Governance Committee also is responsible for reviewing and recommending updates to our Code of Ethics and Business Conduct as well as any written corporate governance guidelines. The Board has determined that, during 2024, all members of the Governance

Committee satisfied applicable Nasdaq independence standards. We have adopted a Governance Committee charter, which is available at www.herontx.com. The Governance Committee met one time during the year ended December 31, 2024.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the year ended December 31, 2024, was, or has been at any time, one of our executive officers or employees or otherwise had a relationship requiring disclosure pursuant to Item 404 of Regulation S-K. During the year ended December 31, 2024, none of our executive officers served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on our Board or Compensation Committee.

Board Leadership Structure

Our bylaws provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer to reflect the Company’s evolving needs and strategy, changes in our Board’s composition and leadership needs, as well as other factors, including the views of our stockholders and other stakeholders. Mr. Collard serves as our Chief Executive Officer, while Mr. Morgan serves as our Chairman of the Board. Our Board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these two positions filled by different persons.

Involvement in Certain Legal Proceedings

During the past ten years none of the persons currently serving as executive officers and/or directors of the Company has been the subject matter of any legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K and there are no such legal proceedings believed to be contemplated by governmental authorities against any director or executive officer. Further, no executive officers, directors, beneficial owners of more than five percent of the Company’s common stock, or any other actor mentioned in Item 103(c)(2) of Regulation S-K is a party adverse to the Company in a material proceeding or has a material interest adverse to the Company.

Director Nomination

Criteria for Board Membership

The Governance Committee is responsible for assessing the appropriate balance of experience, skills and other characteristics required of our directors. Nominees for director are selected based on their experience, knowledge, integrity, understanding of our business environment, specific skills and perspectives they may possess that are helpful to the Company and the willingness to devote adequate time to Board duties. The Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. In selecting candidates to recommend to the Board for appointment or re-election to the Board, the Governance Committee considers the current composition of the Board and the attributes and capabilities of the current directors in order to achieve appropriate balance of experience, skills and other characteristics. The Governance Committee also considers potential independence under the rules of Nasdaq, with the additional objective that at least one director qualifies as an “audit committee financial expert” under the rules of the SEC. When evaluating a candidate for our Board, the Governance Committee does not assign specific weight to any of these factors, nor does the Governance Committee believe that all of the criteria must necessarily apply to every candidate. At minimum, a director’s qualifications and attributes, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

Board Diversity

While we do not have a formal written policy regarding diversity in identifying director candidates, the Company believes that a Board comprising directors with diverse backgrounds, experiences, skills and perspectives contributes to overall Board effectiveness and improves Board decision making. The Governance Committee is committed to continuing to enhance the Board’s diversity by identifying potential director candidates with varied attributes and perspectives. Accordingly, the Governance Committee actively considers diversity in its development of the pool from which it identifies qualified director candidates who possess the experience and skills desired for our Board. The Governance Committee looks to incorporate diversity into the Board across a broad spectrum of factors, including skills, experiences, specific operational experience and viewpoints, as well as diversity of race, ethnicity, gender, sexuality, age or culture, all with a view to identify candidates that can assist the Board with the performance of its governance and oversight role, in light of the Company’s strategy and evolving needs. The Governance Committee believes that our current Board reflects a diverse mix of directors on a number of these factors. The Governance Committee evaluates the diversity of the Board as part of the annual nomination process and assesses the effectiveness of its approach to Board diversity as part of the Board and committee evaluation process.

Stockholder Recommendations

It is the Governance Committee’s policy, as described below, to consider written recommendations from stockholders for nominees for director. The Governance Committee considers persons recommended by our stockholders in the same manner as a nominee recommended by our Board members, management or a third-party executive search firm. Any such recommendations should be submitted to the Governance Committee, c/o the Corporate Secretary, and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading “Communications with Directors” below. The Board did not receive any stockholder recommendations during the year ended December 31, 2024.

Process for Identifying and Evaluating Nominees

The Board believes we are well served by our current directors who provide the Board with experience, skills and characteristics that the Board has determined meet its requirements with respect to experience, knowledge, integrity, understanding of our business environment, specific skills that are helpful to the Company and the willingness to devote adequate time to Board duties. The Board, following the recommendation of our Governance Committee, determined that the six director nominees, are best-suited to continue to serve our needs, given our Company’s current anticipated activities.

Oversight of Risk Management

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic, operational and commercial risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken, and highlighting any new risks that may have arisen since they last met. The Board manages exposure risks within various areas including: (i) risks relating to our employment policies, executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; (iii) risks associated with the independence of the Board and potential conflicts of interest; (iv) commercial risks; (v) cybersecurity risks; and (vi) risks related to corporate responsibility matters. The Audit Committee reviews policies with respect to risk assessment and risk management and reviews with the Company’s Chief Financial Officer, who would also consult with outside counsel as appropriate, any legal matter that could have a significant impact on the Company’s financial statements. The Audit Committee also reviews policies with respect to the Company’s major financial, compliance, information technology and cybersecurity risk exposures and the steps management has undertaken to control them and makes related recommendations to the Board.

Clawback Policy

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we maintain a clawback policy, which provides that certain incentive compensation paid to any current or former executive officer, including our Named Executive Officers, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.

Insider Trading Policy

We have adopted an Insider Trading Policy containing policies and procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers, and employees. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. Our Insider Trading Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024 as required by the rules and regulations of the SEC.

We prohibit insiders, including our Named Executive Officers and directors, from engaging in speculative transactions involving the Company’s securities, including short sales, puts, calls or other publicly traded options on the Company’s common stock. Additionally, insiders are prohibited from engaging in hedging, monetization transactions or similar arrangements involving the Company’s securities, such as zero-cost collars and forward sale contracts.

Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain, and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our shareholders. The program addresses the time, effort, expertise, and accountability required of active Board membership. Pursuant to this program, each non-employee member of our Board received the cash and equity compensation described below for fiscal 2024 Board service. We also reimbursed our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education. Employee directors do not receive any compensation for their service as members of our Board.

Our Compensation Committee has the primary responsibility for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. In 2024, the Compensation Committee directed Compensia, Inc., its compensation consulting firm, to assist with an assessment of our Board compensation program as compared to the same peer group used for purposes of reviewing our 2024 executive compensation program. As part of the assessment, we increased the 2025 cash retainer for the Lead Independent Director to align with market norms. In addition to cash compensation, the use of stock option and restricted stock unit grants further enhances our non-employee Board members’ long-term equity stake in the Company. In particular, because the realization of financial gain from stock option grants is conditioned on the continued increase of the price of the Company’s common stock, the Company believes that stock option grants encourage our directors to engage in behaviors and implement initiatives that lead to long-term value creation that benefits all of the Company’s stockholders.

Our Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) provides that the aggregate dollar value of cash compensation and equity awards (based on the grant date fair value of such awards) paid and granted during any calendar year to a non-employee director shall not exceed $750,000 (increased to $1,500,000 for the initial year of service on the Board).

The Board approved the following compensation for non-employee directors for 2024:

Cash Compensation(1)
Annual Board Cash Retainer	$50,000
Annual Lead Independent Director Cash Retainer(2)	$25,000
Annual Audit Committee Chair Cash Retainer	$20,000
Annual Audit Committee Member Cash Retainer	$10,000
Annual Compensation Committee Chair Cash Retainer	$15,000
Annual Compensation Committee Member Cash Retainer	$7,500
Annual Nominating & Corporate Governance Committee Chair Cash Retainer	$10,000
Annual Nominating & Corporate Governance Committee Member Cash Retainer	$5,000

(1)
paid in quarterly installments, in arrears and prorated for partial year of service
(2)
does not reflect the increase for 2025 described above

Equity-Based Compensation (shares underlying awards)

The following table sets forth the types of and the shares covered by the annual equity awards granted to our continuing non-employee directors in January 2024 and the initial equity awards granted to Mr. Kaseta when he joined the board in November 2024:

Board Grants	Shares (#)
Initial Option Award (1)	227,272
Initial Restricted Stock Unit Award (2)	37,879
Annual Option Award (3)	83,685
Annual Restricted Stock Unit Award (4)	13,948

(1)
Initial option awards are granted when a non-employee director joins the Board and vest and become exercisable monthly over a four-year period from the date of grant, generally subject to continued service through the vesting date.
(2)
Initial restricted stock units are granted when a non-employee director joins the Board and vest quarterly over a four-year period from the date of grant, generally subject to continued service through the vesting date.
(3)
Annual option awards vest monthly over a one-year period from the date of grant, generally subject to continued service through the vesting date.
(4)
Annual restricted stock units vest after one year from the date of grant, generally subject to continued service through the vesting date.

The following table sets forth information regarding total compensation for fiscal 2024 to each person who served as a non-employee director during fiscal 2024. Mr. Collard did not receive compensation for his service as a director in fiscal 2024. Mr. Collard’s compensation for his services as an employee is discussed below.

2024 Director Compensation

Directors (4)	Fees Earned or Paid in Cash	Stock Awards (2), (3), (4)	Option Awards (2), (3), (4)	Total
Sharmila Dissanaike, M.D., FACS, FCCM	$66,250	$29,151	$57,099	$152,500
Craig Johnson	$73,750	$29,151	$57,099	$160,000
Michael Kaseta (1)	$9,370	$67,425	$247,110	$323,905
Adam Morgan	$80,000	$29,151	$57,099	$166,250
Susan Rodriguez	$67,500	$29,151	$57,099	$153,750
Christian Waage	$69,375	$29,151	$57,099	$155,625

(1)
Mr. Kaseta was appointed as a member of the Board effective November 4, 2024, and his cash compensation was prorated for his partial year of service.

(2)
These columns reflect the aggregate grant date fair value of equity awards granted in 2024 and calculated in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. The assumptions used are included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
Initial option awards vest monthly over a four-year period from the date of grant. Initial stock awards vest quarterly over a four-year period from the date of grant. Annual option awards vest monthly over a one-year period from the date of grant (which was January 19, 2024). Annual stock awards vest after one year from the date of grant (which was January 19, 2024). Mr. Kaseta received his initial awards (which was granted on November 4, 2024) and did not receive annual awards. All the other non-employee directors received annual awards.
(4)
The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2024 was as follows: 219,248 shares for Dr. Dissanaike, 355,748 shares for Mr. Johnson, 227,272 shares for Mr. Kaseta, 310,957 shares for Mr. Morgan, 219,248 shares for Ms. Rodriguez and 295,023 shares for Mr. Waage. In addition, the shares subject to outstanding unvested restricted stock units as of December 31, 2024 was as follows: 15,120 shares for Dr. Dissanaike, 13,948 shares for Mr. Johnson, 37,879 shares for Mr. Kaseta, 35,255 shares for Mr. Morgan, 15,120 shares for Ms. Rodriguez and 13,948 shares for Mr. Waage.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with the Board by sending a letter to Heron’s Board of Directors, c/o Corporate Secretary, 100 Regency Forest Drive, Suite 300, Cary, North Carolina, 27518. This will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are deemed to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

CODE OF ETHICS AND BUSINESS CONDUCT

We have adopted a Code of Ethics and Business Conduct that applies to our Principal Executive Officer, Principal Financial and Accounting Officer and to all of our other officers, directors and employees. The Code of Ethics and Business Conduct is available in the Corporate Governance section of the Investor Resources page on our website at www.herontx.com. To the extent permissible under SEC and Nasdaq rules, if we make any amendments to the Code of Ethics and Business Conduct or grant any waiver, including implicit waiver, from a provision of the Code of Ethics and Business Conduct to a director or executive officer, we intend to disclose the nature of such amendment or waiver in the manner set forth in the Code of Ethics and Business Conduct on our above-referenced website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock, as of April 21, 2025 (except as otherwise noted below) by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each of our Named Executive Officers; and (iv) all current directors and executive officers, as a group. Unless otherwise indicated, the address of each of the named individuals is c/o Heron Therapeutics, Inc., 100 Regency Forest Drive, Suite 300, Cary, NC 27518. The percentage of ownership is based on 152,530,696 shares of common stock issued and outstanding as of April 21, 2025. Beneficial ownership of shares is determined in accordance with the rules of the SEC. Shares of common stock issuable upon conversion, exercise or vesting, as applicable, of outstanding options, restricted stock units, warrants or underlying convertible notes, as the case may be, within sixty days of April 21, 2025 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage ownership of the person holding such options, restricted stock units, warrants or convertible notes. Except as otherwise noted, to our knowledge, each person listed below has sole voting and investment power with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Greater than 5% Holders(1)

Rubric Capital Management LP(2) 155 East 44th St, Suite 1630 New York, New York 10017	26,713,503	17.51%

Adage Capital Management, L.P. (3) 200 Clarendon Street, 52nd Floor Boston, Massachusetts, 02116	8,850,000	5.80%

BlackRock Inc. (4) 50 Hudson Yards New York, New York 10001	8,534,567	5.60%

Vanguard Group Inc. (5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	8,338,912	5.47%

Name	Title	Amount and Nature of Beneficial Ownership	Percentage of Class
Craig Collard(6)	Chief Executive Officer and Director	645,422	*
Sharmila Dissanaike, M.D. (7)	Director	76,385	*
Ira Duarte(8)	Chief Financial Officer	213,071	*
William Forbes(9)	Chief Development Officer	186,988	*
Craig Johnson(10)	Director	71,804	*
Michael Kaseta(11)	Director	20,189	*
Adam Morgan(12)	Chairman of the Board	7,643,427	4.99%
Susan Rodriguez(13)	Director	76,385	*
Christian Waage(14)	Director	72,164	*
Current Executive Officers and Directors as a group (10 persons) (15)		9,005,835	5.86%

* Indicates ownership of less than one percent.

(1)
As applicable, the number of shares of common stock listed as owned by a beneficial holder relies on public filings by such beneficial holder and the number of shares of common stock reported as beneficially owned.

(2)
Based on information set forth in a Schedule 13D/A filed with the SEC on May 31, 2024 by Rubric Capital Management LP and David Rosen. Mr. Rosen is the Managing Member of Rubric Capital Management GP LLC, the general partner of Rubric Capital Management LP. The Schedule 13D/A indicates that Rubric Capital Management LP and David Rosen have shared voting and dispositive power with respect to 26,713,503 shares of common stock.
(3)
Based on information set forth in a Schedule 13G filed with the SEC on November 12, 2024 by Adage Capital Management, L.P., Robert Atchinson and Phillip Gross. Mr. Atchinson and Mr. Gross are the Managing Members of Adage Capital Partners LLC, the general partner of Adage Capital Management, L.P. The Schedule 13G indicates that Adage Capital Management, L.P., Robert Atchinson and Phillip Gross have shared voting and dispositive power with respect to the 8,850,000 shares of common stock.
(4)
Based on information set forth in a Schedule 13G filed with the SEC on November 8, 2024 by Blackrock, Inc. reporting beneficial ownership of 8,534,567 shares of common stock. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 8,370,033 shares of common stock and sole dispositive power with respect to 8,534,567 shares of common stock.
(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024 by Vanguard Group Inc. reporting beneficial ownership of 8,338,912 shares of common stock. The Schedule 13G/A indicates that Vanguard Group has shared voting power with respect to 160,021 shares of common stock, sole dispositive power with respect to 8,118,026 shares of common stock and shared dispositive power with respect to 220,886 shares of common stock.
(6)
Consists of 372,224 shares of common stock, 236,042 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 37,156 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(7)
Consists of 68,449 shares of common stock, 7,546 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 390 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(8)
Consists of 124,455 shares of common stock, 64,422 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 24,194 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(9)
Consists of 110,872 shares of common stock, 51,922 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 24,194 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(10)
Consists of 65,820 shares of common stock and 5,984 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025.
(11)
Consists of 2,367 shares of common stock, 15,454 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 2,368 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(12)
Consists of (i) 6,986,744 shares held indirectly through Velan Capital Master Fund LP, (ii) 605,974 pre-funded warrants to purchase common stock held indirectly through Velan Capital Master Fund LP, (iii) 32,888 shares of common stock, (iv) 15,454 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and (v) 2,367 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025. In addition, Mr. Morgan holds (indirectly through Velan Capital Master Fund LP) pre-funded warrants to purchase 556,917 shares of common stock which are not exercisable within 60 days of April 21, 2025. Mr. Morgan is considered a beneficial owner of the shares held indirectly through Velan Capital Master Fund LP, as Mr. Morgan is a partner and Chief Investment Officer of Velan Capital.
(13)
Consists of 68,449 shares of common stock, 7,546 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025, and 390 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.
(14)
Consists of 66,180 shares of common stock and 5,984 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025.
(15)
Consists of 8,504,422 shares of common stock, 410,354 shares of common stock underlying stock options exercisable within 60 days of April 21, 2025 and 91,059 shares of common stock underlying restricted stock units vesting within 60 days of April 21, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policies

Pursuant to our Code of Ethics and Business Conduct, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interest, such as related person transactions, to the Chairman of the Board. Additionally, the Audit Committee is responsible for review and approval of all related person transactions in which any officer, director or stockholder has a direct or indirect interest and would be required to be disclosed under Items 404(a) and 404(d) of Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Items 404(a) and 404(d) of Regulation S-K. In reviewing related person transactions, the Audit Committee evaluates any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, since the beginning of the Company's last fiscal year, and in which the “related person” (as defined in Item 404(a) of Regulation S-K) had, or will have, a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction. There were no related person transactions since January 1, 2024 that require disclosure under Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following information describes the material elements of 2024 compensation awarded to, earned by, or paid to each of the following executive officers, who are referred to collectively as our “Named Executive Officers”:

Craig Collard, Chief Executive Officer;

Ira Duarte, Executive Vice President, Chief Financial Officer; and

Dr. William Forbes, Executive Vice President, Chief Development Officer

Executive Summary

Our Named Executive Officer compensation program is thoughtfully designed to attract, motivate and retain high-caliber executives who drive our success, to promote teamwork in a straightforward and effective way, and to emphasize the executives’ shared responsibility for our overall success. We structure our Named Executive Officer compensation program to include significant performance metrics that are aligned with our business strategy and shareholder value creation.

Listed below are highlights of our fiscal 2024 Named Executive Officer compensation policies and practices:

WHAT WE DO
✓	Performance-based cash and equity incentive compensation
✓	Caps on performance-based cash and equity incentive compensation
✓	Significant portion of Named Executive Officer compensation at risk based on company performance
✓	Multi-year equity award vesting periods for equity awards, including four-year performance periods for performance-based equity awards
✓	One-year minimum vesting requirement under equity incentive plan, with limited exceptions
✓	Annual review and approval of our Named Executive Officer compensation program
✓	Annual compensation risk assessment
✓	Annual “Say On Pay” vote
✓	Clawback policy on certain cash and equity incentive compensation
✓	Independent compensation consultant engaged by the Compensation Committee
✓	100% independent directors on the Compensation Committee
✓	No perquisites

WHAT WE DON’T DO
×	No gross-ups for change of control related excise tax payments
×	No short sales, hedging, or transactions in derivative securities relating to our common stock
×	No strict benchmarking of Named Executive Officer compensation to a specific percentile of our compensation peer group
×	No pension benefits
×	No dividend payments on unvested awards
×	No ‘repricing’ of out-of-the-money stock options without shareholder approval
×	No incentivizing unnecessary or excessive risk taking
×	No employment agreements with Named Executive Officers that provide for a guaranteed term of employment

Say-On-Pay Vote

At our 2024 Annual Meeting, we held a Say-on-Pay (as defined below) vote on the compensation of our Named Executive Officers for fiscal 2023, which received the support of approximately 83% of the votes cast. This was lower than the Say-on-Pay vote support of approximately 98% of the votes cast at our 2023 Annual Meeting for the compensation of our Named Executive Officers for fiscal 2022. The Compensation Committee and our full Board took the Say-on-Pay vote outcome seriously when determining compensation for our Named Executive Officers in fiscal 2024.

Fiscal 2024 Named Executive Officer Compensation Program

Principles

The objectives of our Named Executive Officer compensation program are to:

•
Align the interests of Named Executive Officers with the long-term success of the business, our shareholders, and other stakeholders
•
Attract, develop, retain, and motivate Named Executive Officers to drive our business and financial performance
•
Link a significant amount of Named Executive Officer compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

In evaluating the competitiveness of our Named Executive Officer compensation program, we compare it against the programs of peers in related industries at a similar stage of development and comparable financial profile. We also evaluate broader size-appropriate comparisons within the biotechnology and pharmaceutical industries. More information about our use of peer group data is provided below. Our compensation philosophy also recognizes the need for flexibility based on experience, scope of position, critical skills, and individual/corporate performance. We consider compensation data from our compensation peer group as one of several factors that informs our judgment of appropriate parameters for compensation levels. We do not strictly benchmark compensation to a specific percentile of our compensation peer group, nor do we apply a formula or assign relative weightings to specific compensation elements. We believe that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our Named Executive Officers because it does not take into account the specific performance of the Named Executive Officers, the relative size, growth, and performance of the Company, or any unique circumstances or strategic considerations of the Company. In evaluating and determining Named Executive Officer compensation, the Compensation Committee also considers the results of our most recent Say-on-Pay vote and other feedback from our shareholders.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee assists the Board in its oversight of the performance and compensation of the Named Executive Officers. In making executive compensation decisions, the Compensation Committee seeks the assistance of its independent compensation consultant, Compensia, Inc. (“Compensia”), as well as our CEO and our management team (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our Named Executive Officers to properly incentivize and reward them for their performance. The role of the Compensation Committee includes:

•
Reviewing and approving individual and corporate goals and objectives relevant to Named Executive Officer compensation and evaluating the performance of each Named Executive Officer in light of those goals and objectives;
•
Reviewing and approving, or recommending for approval by the independent directors (as directed by the Board), Named Executive Officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other compensation upon termination of employment and any other forms of Named Executive Officer compensation; and
•
Annually reviewing and approving, or recommending for approval by the independent directors (as directed by the Board), the CEO’s compensation based on the Compensation Committee’s evaluation of the CEO’s performance.

Effective in fiscal 2025, the Compensation Committee will annually recommend CEO compensation changes to the full Board for approval.

Role of the Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to engage any compensation consultant to assist in the evaluation of Named Executive Officer compensation, and has the authority to approve the consultant’s fees. Prior to retaining any such consultant, the Compensation Committee conducts an analysis of such consultant’s independence pursuant to the Nasdaq rules. The Compensation Committee may also commission various compensation studies it deems appropriate. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant. At least annually, the Compensation Committee assesses whether the work of any compensation consultant involved in determining or recommending Named Executive Officer compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement.

In 2024, the Compensation Committee engaged the services of Compensia, a national independent compensation advisory firm that has extensive experience with biotechnology companies and specializes in executive compensation. The directive for Compensia during 2024 was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and review and analysis of competitive market data with respect to the Company’s peers in the industry. The Compensation Committee has the final authority to engage and terminate services for consultants it may utilize. The decision to engage Compensia was not made or recommended by our management, and Compensia did not provide any services to us outside of its services to the Compensation Committee. The Compensation Committee, after a review of the factors set forth in the rules of the SEC and the listing standards of The Nasdaq Stock Market, determined that the work performed by Compensia did not present any conflicts of interest.

Role of Management

The Compensation Committee consults with our CEO and head of Human Resources when making compensation decisions. Typically, our CEO and head of Human Resources engage with other members of our management team to gather information on corporate and individual performance and their perspective and recommendations on compensation matters. Our CEO makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other Named Executive Officers. The Compensation Committee uses these recommendations as one of several factors in making compensation decisions, and those decisions do not necessarily follow the CEO’s recommendations.

Program Design

The following table describes the material elements of fiscal 2024 pay for Named Executive Officers and explains why each element was provided.

Incentive Type	Compensation Element	What the Element Rewards	Form of Payment
Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each Named Executive Officer	Cash
Variable	Annual Cash Incentive Bonus	Achievement of specific corporate and financial goals	Cash
Time-Based	Long-Term Equity	Creation of shareholder value	Shares

Peer Group

The Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. When our Named Executive Officers were hired in 2023, competitive market analysis against a peer group was used as a factor in determining their compensation packages. The Compensation Committee determined to use the same peer group for 2024 compensation decisions given the proximity of the 2024 compensation review to the 2023 Named Executive Officer compensation decisions.

These peer companies were evaluated and selected based on various comparability factors, such as they were in a comparable industry, had comparable revenue or market capitalizations, or competed with the Company for executive talent. While we do not establish compensation levels based solely on comparative data, pay practices at other companies are an important factor that are considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

The 17 companies in the compensation peer group are listed below:

Aeri Pharmaceuticals (AERI)	Intercept Pharmaceuticals (ICPT)
Albireo Pharma (ALBO)	Karyopharm Therapeutics (KPTI)
Coherus BioSciences (CHRS)	Ocular Therapeutics (OCUL)
Collegium Pharmaceuticals (COLL)	OptiNose (OPTN)
Deciphera Pharmaceuticals (DCPH)	Rigel Pharmaceuticals (RIGL)
Eagle Pharmaceuticals (EGRX)	Vanda Pharmaceuticals (VNDA)
Esperion Therapeutics (ESPR)	Vericel (VCEL)
Eyepoint Pharmaceuticals (EYPT)	Xeris Biopharma Holdings (XERS)
G 1 Therapeutics (GTHX)

The peer group includes companies with marketed pharmaceutical products across a wide variety of disease states.

Specific Elements of Fiscal 2024 Compensation

In fiscal 2024, our executive compensation program consisted of the following primary components, all of which are described in more detail below:

•
Base salary;
•
An annual performance-based cash incentive bonus;
•
Long-term incentive compensation in the form of time-based stock options and time-based restricted stock units (“stock awards”); and
•
Severance and change in control-related payments and benefits.

Base Salary

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each Named Executive Officer, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries, including for:

•
Annual merit increases
•
Changes in role, such as promotions or added responsibilities
•
Market adjustments to promote retention

The table below sets forth the annualized base salaries for our Named Executive Officers at fiscal year-end 2024 and 2023. The increase relative to Fiscal 2023 Base Salary reflects the annual 3% merit increase applicable to Company employees generally.

Named Executive Officer	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary	Percentage Increase from Fiscal 2023 Base Salary
Craig Collard	$650,000	$669,500	3%
Ira Duarte	$500,000	$515,000	3%
William Forbes	$575,000	$592,250	3%

Ms. Duarte was designated as principal accounting officer, effective March 29, 2024 and did not receive additional compensation for such role during 2024.

Annual Cash Incentive Bonus

In determining the annual cash incentive bonus payout for executives, the Named Executive Officer’s annual base salary is multiplied by his or her target bonus percentage. For Mr. Collard, Ms. Duarte, and Dr. Forbes, each of whose bonus is weighted based on corporate goal achievement, the resulting amount is then multiplied by the corporate performance percentage approved by the Compensation Committee or the Board, which is based on the achievement of corporate performance goals.

For annual cash incentive bonuses to our Named Executive Officers, a minimum overall goal achievement of greater than or equal to seventy-five percent (75%) is required for any performance-based cash bonus to be earned. The target annual cash incentive bonus can be earned if a goal achievement of one hundred percent (100%) is obtained; for extraordinary performance in corporate goal achievement, up to one hundred fifty percent (150%) of the target annual cash incentive bonus for that goal may be awarded. Accordingly, for each Named Executive Officer in 2024, there was the potential to receive up to one hundred fifty percent (150%) of his or her overall target annual cash incentive bonus payout. Between minimum and target, and target and maximum, overall goal achievement, payout is linearly interpolated (so that overall goal achievement of 115% would correspond to a payout of 115% of target). The Compensation Committee retains sole discretion to modify our target corporate performance goals at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase annual cash incentive bonus payouts for extraordinary achievement or to reduce payouts if economic and business conditions warrant. For the 2024 cash incentive bonuses, the Compensation Committee did not modify any goals or the individual bonus payout.

Our corporate goals are collectively designed to emphasize success with respect to our diverse business efforts and encourage our Named Executive Officers to support each goal as a multi-disciplinary function. For 2024, our corporate goals were a combination of the following:

Goal	Weight	Achievement
ZYNRELEF and APONVIE revenue between $25.7 million and $31.1 million	40%	Met - $30.1 million
CINVANTI and SUSTOL revenue between $102.3 million and $110.1 million		Exceeded - $114.2 million
Total Net Revenue between $128 million and $141.2 million		Exceeded - $144.2 million
Operating Expense(1) between $112.9 million and $116 million	30%	Exceeded - $103.8 million
EBITDA(2) between ($16.7) million and ($19.8) million		Exceeded - $3.9 million
Cash(3) on hand between $30 million and $33 million		Exceeded - $59.3 million
Submission of VAN PAS in Q2 2024	30%	Met
VAN PAS approval in Q4 2024		Met
PFS product development milestones in Q3 and Q4 2024		Met
ZYNRELEF sNDA approval in Q1 2024		Met
(1)
Operating expense is defined as GAAP operating expense less stock compensation expense and depreciation expense.
(2)
EBITDA is defined as operating income (loss) less stock compensation expense and depreciation expense.
(3)
Cash is defined as cash and cash equivalents and short term investments.

The Compensation Committee’s analysis of the level of achievement for each goal was subjective and the goals were considered in the aggregate, without a formulaic evaluation. In the aggregate, the Compensation Committee determined that overall, the corporate performance goals had been achieved at a level of one hundred fifteen percent (115%) for all Named Executive Officers. The 115% achievement was determined principally as a result of all goals being met and certain goals being exceeded. Corresponding payouts are noted in the table below. The bonus targets for the Named Executive Officers were not increased from 2023.

Executive	2024 Base Salary	2024 Target	2024 Corporate Performance Achievement	2024 Annual Cash Incentive Bonus
Craig Collard	$669,500	75%	115%	$577,444
Ira Duarte	$515,000	50%	115%	$296,125
William Forbes	$592,250	50%	115%	$340,544

Equity-Based Compensation

Under our 2007 Plan, the Board (or a committee thereof, including the Compensation Committee) may grant stock options, shares of stock, restricted stock units, stock appreciation rights and performance awards. In granting these equity awards, the Board (or a committee thereof, including the Compensation Committee) may establish any conditions or restrictions it deems appropriate.

The 2024 equity awards to our Named Executive Officers consist of a mix of time-based stock options, and time-based restricted stock unit awards. The time-based stock options vest over a four-year period, with 1/48th of the covered shares vesting on each monthly anniversary of the grant date, subject to the respective grantee’s continued service through the applicable vesting date. The time-based restricted stock units also vest over four years with 1/16th of the covered shares vesting on each quarterly anniversary of the grant date, subject to the respective grantee’s continued service through the applicable vesting date.

In determining the appropriate target value for these equity awards, the Compensation Committee considered several factors, including the specific responsibilities and experience of each Named Executive Officer, his or her individual performance, Company performance, parity among our Named Executive Officers, and the recommendations of our CEO (except with respect to his own equity award). The Compensation Committee-approved equity grants were as follows:

Executive	Option Awards	Restricted Stock Unit Awards
Craig Collard	1,324,502	220,750
Ira Duarte	371,935	61,989
William Forbes	371,935	61,989

Equity awards are discretionary. The Compensation Committee generally grants equity awards to Named Executive Officers during its regularly scheduled meeting early in the fiscal year. However, the timing of this approval may be changed in the event of extraordinary circumstances, including in connection with mid-year promotions and new-hires. Eligible employees, including our Named Executive Officers, may voluntarily enroll in our Amended and Restated 1997 Employee Stock Purchase Plan ("Employee Stock Purchase Plan") and receive an option to purchase shares at a discount using payroll deductions accumulated during the prior six-month period. Purchase dates under the Employee Stock Purchase Plan are generally the last trading day in April and October. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024. The Compensation Committee does not time the release of material nonpublic information to affect the value of executive compensation.

Employee Benefit Program

Our ESPP provides employees with an opportunity for increased equity ownership in the Company. Other than the health and welfare benefits generally available to all employees, Named Executive Officers do not receive any other special benefits or perquisites.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the Named Executive Officers, are able to contribute the lesser of one hundred percent (100%) of their annual compensation (as defined in the 401(k) Plan) or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a pre-tax basis. In 2024, we matched employee contributions to the 401(k) Plan in an amount equal to fifty percent (50%) of each participant’s contribution during the plan year, up to a maximum amount equal to the lesser of either: (a) three percent (3%) of each participant’s annual compensation; or (b) $9,900.

Our vacation cash-out policy allows all employees, including Named Executive Officers, the opportunity to receive pay in lieu of time off for up to 40 hours per calendar year of accrued unused vacation if their vacation balance is approaching the policy’s accrual cap. In 2025, we ceased this vacation cash-out policy.

Employment and Separation Arrangements

We have entered into employment agreements with each continuing Named Executive Officer, the terms of which provide, among other things, for certain termination and change-in-control payments and benefits. Our Board approved the termination and change-in-control payments and benefits in order to maintain market-competitive compensation practices and to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of operation, where the possibility exists that a change in control could occur if our business efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a change in control, particularly where the services of these executive officers may not be required following a transaction. We do not provide any of our Named Executive Officers with gross-up protection for “golden parachute” excise taxes in any of these arrangements.

A summary of the terms of each of the arrangements we have with each Named Executive Officer who is currently employed by the Company and the payments and benefits on termination of employment or change in control is provided in the executive compensation tables below under the heading “Employment Arrangements”.

Clawback Policy and Insider Trading Policy

Clawback Policy

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we maintain a clawback policy, which provides that certain incentive compensation paid to any current or former executive officer, including our Named Executive Officers, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after October 2, 2023.

Insider Trading Policy

We have adopted an Insider Trading Policy containing policies and procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers, and employees. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. Our Insider Trading Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024 as required by the rules and regulations of the SEC.

We prohibit insiders, including our Named Executive Officers and directors, from engaging in speculative transactions involving the Company’s securities, including short sales, puts, calls or other publicly traded options on the Company’s common stock. Additionally, insiders are prohibited from engaging in hedging, monetization transactions or similar arrangements involving the Company’s securities, such as zero-cost collars and forward sale contracts.

Regulatory Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to certain publicly-held corporations for any remuneration in excess of $1 million paid in any taxable year to their chief executive officer, chief financial officer, and certain other current and former highly compensated officers that qualify as covered employees within the meaning of Section 162(m) of the Code. The Compensation Committee has previously considered tax deductibility when structuring our executive compensation arrangements for our current and former executive officers. However, the Compensation Committee may, in its judgment, pay compensation that is not fully tax deductible to the extent it determines that doing so is appropriate to attract and retain executive talent or to meet other business needs. The Compensation Committee intends to continue to compensate our current and former executive officers, including the Named Executive Officers, in a manner consistent with our best interests and the best interests of our shareholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for our stock-based awards. FASB ASC Topic 718 generally requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance unit awards (including PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our Named Executive Officers as required by the applicable SEC rules. FASB ASC Topic 718 also generally requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the option or other award. For performance unit awards (including PSUs), stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Compensation Risk Assessment

The Compensation Committee assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers, including our Named Executive Officers, and our employees. We designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based on its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Sharmila Dissanaike, M.D., FACS, FCCM, Chair

Craig Johnson

Susan Rodriguez

Executive Compensation Tables

The following tables present information concerning the compensation paid to our NEOs.

2024 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
	2024	$669,500	$461,368	$1,687,180	$577,444	$—	$3,395,492
Craig Collard (4), (5) Chief Executive Officer	2023	$492,986	$547,273	$9,257,049	$326,957	$151,553	$10,775,818
	2022	$—	$—	$—	$—	$—	$—
	2024	$515,000	$129,557	$473,779	$296,125	$10,350	$1,424,811
Ira Duarte (4) EVP, Chief Financial Officer	2023	$271,154	$60,500	$1,066,875	$128,844	$7,500	$1,534,873
	2022	$—	$—	$—	$—	$—	$—
	2024	$592,250	$129,557	$473,779	$340,544	$—	$1,536,130
William Forbes (4) EVP, Chief Development Officer	2023	$329,519	$55,500	$917,433	$155,654	$—	$1,458,106
	2022	$—	$—	$—	$—	$—	$—

(1)
This column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures, for stock awards and option awards granted to the Named Executive Officers in 2024 and 2023. The assumptions used in calculating the fair value of the stock awards and options can be found under Note 10 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts reflect the grant date fair value for these stock awards and option awards and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers. For additional information on stock awards and options granted to the Named Executive Officers in 2024 and in prior years, and outstanding as of the end of fiscal 2024, refer to section entitled “Outstanding Equity Awards at Fiscal Year-End.”
(2)
The amounts listed represent cash awards earned for the year under the Company’s annual cash incentive bonus program. For additional information regarding the annual cash incentive bonus program, refer to section entitled “Annual Cash Incentive Bonus.”
(3)
For 2024, “All Other Compensation” listed consist of our matching contributions on behalf of Ms. Duarte to our 401(k) Plan.
(4)
The salary included in the table above for 2023 is pro-rated for the portion of the year employed by the Company.
(5)
The compensation for 2023 for Mr. Collard includes cash compensation of $5,486 and stock awards and option awards provided for Mr. Collard for his service as a member of the Board of Directors.

Grant of Plan Based Awards in Fiscal 2024

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units(2) (#)	All other option awards: Number of securities underlying options(3) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(4)
		Threshold ($)	Target ($)	Maximum ($)
Craig Collard		$376,594	$502,125	$753,188
	1/19/2024					1,324,502	$2.09	$1,687,180
	1/19/2024				220,750			$461,368
Ira Duarte		$193,125	$257,500	$386,250
	1/19/2024					371,935	$2.09	$473,779
	1/19/2024				61,989			$129,557
William Forbes		$222,094	$296,125	$444,188
	1/19/2024					371,935	$2.09	$473,779
	1/19/2024				61,989			$129,557

(1)
The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect potential payments under the annual cash incentive bonus for Named Executive Officers, if performance for each performance metric had been achieved at the threshold, target or maximum performance levels, and, for purposes of this disclosure, are based on the Named Executive Officers’ base salaries in effect at the end of the fiscal year. Actual payments under the annual cash bonus opportunities earned for fiscal 2024 are reported in the 2024 Summary Compensation Table. See Compensation Discussion and Analysis above for additional details regarding the annual cash bonus opportunities.
(2)
The amounts reported in this column reflect time-based restricted stock units granted under the 2007 Plan, which vest over four years, with 1/16th of the covered shares vesting on each quarterly anniversary of the grant date, generally subject to the respective grantee’s continued service through the applicable vesting date.
(3)
The amounts reported in this column reflect the time-based stock options granted under the 2007 Plan, with 1/48th of the covered shares vesting on each monthly anniversary of the grant date, generally subject to the respective grantee’s continued service through the applicable vesting date.
(4)
The amounts reported in the Grant Date Fair Value of Stock Awards and Option Awards column represent the aggregate grant date fair value of the applicable award, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the fair value of the stock awards and options can be found under Note 10 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.

2024 Outstanding Equity Awards at Fiscal Year End

The following tables set forth certain information regarding outstanding equity awards granted to our Named Executive Officers that remained outstanding as of December 31, 2024 (all of which were granted under the 2007 Plan or as inducement awards not granted under but subject to the terms and conditions of the 2007 Plan):

		Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)		Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (5)

Craig Collard	2/22/2023								21,307	(7)	$32,600
	4/3/2023	—	—		2,000,000	(1)	$1.78	4/3/2033
	4/3/2023	56,179	168,537	(2)	—		$1.78	4/3/2033
	4/3/2023	1,193,821	1,581,463	(3)	—		$1.78	4/3/2033
	4/3/2023	—	—		—				187,500	(6)	286,875
	1/19/2024	303,532	1,020,970	(4)	—		$2.09	1/19/2034
	1/19/2024	—	—		—				179,359	(7)	274,419

Ira Duarte	6/16/2023	300,000	500,000	(3)	—		$1.21	6/16/2033
	6/16/2023	—	—		200,000	(1)	$1.21	6/16/2033
	6/16/2023	—	—		—				37,500	(6)	57,375
	1/19/2024	85,235	286,700	(4)	—		$2.09	1/19/2034
	1/19/2024	—	—		—				50,366	(7)	77,060

William Forbes	6/6/2023	187,500	312,500	(3)	—		$1.11	6/6/2033
	6/6/2023	—	—		250,000	(1)	$1.11	6/6/2033
	6/6/2023	—	—		—				37,500	(6)	57,375
	1/19/2024	85,235	286,700	(4)	—		$2.09	1/19/2034
	1/19/2024	—	—		—				50,366	(7)	77,060

(1)
Options vest if the Company’s stock price achieves certain pre-established levels during the term of the options. A portion of the options vests upon achievement of a Company stock price of $4.50. Thereafter, further portions of the options vest incrementally based on achievement of pre-established Company stock price levels until a Company stock price of $9.00 is achieved, at which point the options become fully vested. In order to achieve a specified Company stock price level, the Company stock price must remain at that level for any 20 trading days within any 30-trading day period. Options are disclosed assuming threshold level of achievement.
(2)
Options vest over a four-year period, with fifteen percent (15%) of the shares vesting upon the first anniversary of the grant and then vesting ratably on a monthly basis, with eighteen percent (18%) of the shares vesting ratably during the second year, twenty-five percent (25%) of the shares vesting ratably during the third year and forty-two percent (42%) vesting ratably during the fourth year, generally subject to continued service through the vesting date.

(3)
Options vest over a four-year period, with 25% of the shares vesting upon the first anniversary of the grant and then vesting ratably on a monthly basis, with twenty-five percent (25%) of the shares vesting during each of the second, third and fourth year, generally subject to continued service through the vesting date.
(4)
Options vest over a four-year period ratably on a monthly basis, with 1/48th vesting on the one month anniversary of the grant and every month thereafter, generally subject to continued service through the vesting date.
(5)
Market value of unvested shares is based on the closing price of our shares of common stock of $1.53 on December 31, 2024.
(6)
Restricted stock units vest in four equal installments annually on the anniversary of the grant date, over a four-year period, generally subject to continued service through the vesting date.
(7)
Restricted stock units vest in sixteen equal installments quarterly on the anniversary of the grant date, over a four-year period, generally subject to continued service through the vesting date.

Option Exercises and Stock Vesting During Fiscal 2024

The following table summarizes stock vesting in 2024. The NEOs did not exercise any options in 2024.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Craig Collard	113,361	$287,551
Ira Duarte	24,123	$74,639
William Forbes	24,123	$75,014

(1)
We calculated the amounts shown in this column by multiplying the number of shares acquired by the closing price of a share as reported on the Nasdaq on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Employment Arrangements

CEO Employment Agreement

In connection with his appointment as Chief Executive Officer, the Company entered into an executive employment agreement with Craig Collard on April 3, 2023 (the “Collard Agreement”). The Collard Agreement initially provided Mr. Collard with a base salary of $650,000 annually which was raised each subsequent year incrementally to $689,585 for 2025. Mr. Collard is also eligible for an annual target cash incentive bonus in an amount equal to seventy-five percent (75%) of his base salary.

Additionally, the Collard Agreement, provides that if Mr. Collard’s employment is terminated by the Company without “Cause,” or by Mr. Collard for “Good Reason”, then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all equity awards issued by the Company, for the number of shares that would have vested accordingly had he continued employment with the Company for a period of twelve months after termination (which includes partial accelerated vesting of awards subject to time-vesting, but does not include awards that remain subject to performance criteria as of the date of termination). The Company also agreed to reimburse for, or continue to pay, for health care benefits during the eighteen months after the date of termination, or, if sooner, such date when he is no longer eligible for such benefits under applicable law. Per the Collard Agreement, in the event Mr. Collard’s employment is terminated by the Company without Cause, or if he resigns for Good Reason, in each case within three months before, or within eighteen months following, a “Change in Control” of the Company, then, in lieu of the above benefits, Mr. Collard would be entitled to receive: (i) a lump sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) reimbursement for or continued payment of health care benefits during the eighteen months after the date of termination, or such earlier date when he is no longer eligible for such benefits under applicable law. In addition, upon such termination, Mr. Collard is entitled to accelerated vesting of one hundred percent (100%) of any outstanding and unvested time-based equity awards. Additionally, upon the occurrence of a Change in Control, Mr. Collard will vest in one hundred percent (100%) of any outstanding and unvested performance-based equity awards held by Mr. Collard at such time (including any outstanding and unvested portion of granted performance-based stock options) based upon actual performance through the date of such Change in Control (and based on the value of the Company’s common stock in connection with the Change in Control, as applicable).

For purposes of the Collard Agreement: (a) “Cause” generally arises if Mr. Collard has (i) been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company, (ii) participated in any fraud against the Company, (iii) willfully and materially breached a Company policy, (iv) intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company, or (v) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve, subject to certain notice and cure provisions, and (b) “Good Reason” generally means (i) a material reduction (20% or more) by the Company of Mr. Collar’s base salary, (ii) a material reduction by the Company of the Mr. Collar’s management responsibilities, (iii) a material breach of the Collard Agreement by the Company, or (iv) any requirement by the Company that Mr. Collard relocate his primary residence to California or that he perform work in California for more than six months in any one calendar year, in each subject to notice and cure provisions.

The Collard Agreement provides that Mr. Collard’s initial time-based option to purchase 3,000,000 shares of the Company’s common stock, and his initial time-based restricted stock unit award covering 250,000 shares of the Company’s common stock, both of which were granted in 2023, will vest as to an additional 6 months of service if his employment as Chief Executive Officer is terminated and he remains a member of the Board following such termination.

Non-CEO NEO Employment Agreements

In connection with her appointment as Executive Vice President, Chief Financial Officer, the Company entered into a management retention agreement with Ira Duarte on June 16, 2023. Ms. Duarte was hired at an initial base salary of $500,000 annually, which was raised each subsequent year incrementally to $530,450 for 2025, and she is also eligible for an annual target incentive bonus in an amount equal to fifty percent (50%) of her base salary.

In connection with his appointment as Executive Vice President, Chief Development Officer, the Company entered into a management retention agreement with William Forbes on June 6, 2023 (collectively with Ms. Duarte’s employment agreement, the “Non-CEO NEO Agreements”). Dr. Forbes was initially hired at an annual base salary of $575,000, which was raised each subsequent year incrementally to $610,018 for 2025, and he is also eligible for an annual cash incentive bonus in an amount equal to fifty percent (50%) of his base salary.

The Non-CEO NEO Agreements provide that if the Named Executive Officer’s employment is terminated by the Company without “Cause,” or by the Named Executive Officer for “Good Reason”, then the Named Executive Officer will receive: (i) a lump-sum payment equal to the Named Executive Officer’s annual base salary then in effect less required deductions and withholdings; (ii) a lump sum payment equal to the average bonus paid by the Company to the Named Executive Officer for services during each of the three twelve-month periods (or such shorter period of time during which the Named Executive Officer was eligible for a bonus) prior to the involuntary termination date less required deductions and withholdings; and (iii) accelerated vesting of shares subject to all stock awards issued by the Company to the Named Executive Officer, for the number of shares which would have vested accordingly had the Named Executive Officer continued employment with the Company for a period of twelve months after termination, but does not include awards that remain subject to performance criteria as of the date of termination. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the twelve months after the date of termination, or such date when the Named Executive Officer is no longer eligible for such benefits under applicable law.

In the event the Named Executive Officer’s employment is terminated by the Company without Cause, or if the Named Executive Officer resigns for Good Reason in each case within three months before, or within eighteen months following, a “Change in Control” (as defined in the applicable Non-CEO NEO Agreement) of the Company, then, in lieu of the above benefits, the Named Executive Officer will receive: (i) a lump-sum payment equal to the Named Executive Officer’s annual base salary then in effect, (or, if higher, in effect at the time of such Change in Control), less required deductions and withholdings; (ii) a lump-sum payment in an amount equal to the average bonus paid by the Company to the Named Executive Officer for services during each of the three twelve-month periods (or such shorter period of time during which the Named Executive Officer was eligible for a bonus) prior to such termination or resignation date, less required deductions and withholdings; and (iii) accelerated vesting of one hundred percent (100%) of any outstanding and unvested stock awards held by the Named Executive Officer at such time.

Additionally, upon such termination, the Named Executive Officer will vest in one hundred percent (100%) of any outstanding and unvested stock awards held by such Named Executive Officer at such time. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the twelve months after the date of termination following a Change in Control, or through such date when the Named Executive Officer is no longer eligible for such benefits under applicable law.

For purposes of the Non-CEO NEO Agreement: (a)“Cause” generally will arise upon (i) the employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or affiliate documents or records, (ii) the employee’s material failure to abide by the Company’s or any affiliate’s code of conduct or other policies, (iii) the employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an affiliate, (iv) any intentional act by employee which has a material detrimental effect on the Company or an affiliate’s reputation or business, (v) the employee’s repeated failure or inability to perform any reasonable assigned duties (subject to certain notice and cure provisions), (vi) any material breach by employee of any employment or service agreement between employee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement, or (vii) the employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs employee’s ability to perform his or her duties with the Company or an affiliate, and (b) “Good Reason” generally means (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the employee’s position with the Company and the employee’s prior duties, responsibilities and requirements or a material negative change in the employee’s reporting relationship, (ii) a material reduction of the employee’s base compensation (other than in connection with a general decrease in base salaries for officers of the Company or successor corporation generally), or (iii) the employee’s refusal to relocate to a facility or location more than forty miles from the Company’s current location, in each case subject to certain notice and cure provisions.

Potential Payments Upon Termination or Change in Control as of 2024 Fiscal Year-End

For illustrative purposes, the following table estimates the payments and benefits that our NEOs would have been entitled to receive upon a qualifying termination of employment as of December 31, 2024. The amounts set forth below assume that the triggering event occurred on December 31, 2024. Where benefits are based on the market value of our common stock, we have used the closing price of our Common Stock as reported on the Nasdaq on December 31, 2024, the last trading day of the year ($1.53 per share). In addition to the amounts set forth below, upon any termination of employment, our NEOs would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as unused vacation and 401(k) plan distributions, and (2) exercise vested stock options (in accordance with the 2007 Plan). Please see the section above titled “Employment Agreements” for a description of these payments and benefits.

		Termination/Change of Control ("CIC") Event
Name	Benefits	Termination without Cause or for Good Reason	Termination due to CIC
Craig Collard	Base Salary	$669,500	$669,500
	Target Annual Incentive Award	$502,125	$502,125
	Benefits Continuation	$58,584	$58,584
	Value of unvested stock options that would be accelerated (1)	$—	$4,700,000
	Value of unvested stock awards that would be accelerated	$194,550	$593,894
	Total	$1,424,759	$6,524,103

Ira Duarte	Base Salary	$515,000	$515,000
	Target Annual Incentive Award	$257,500	$257,500
	Benefits Continuation	$3,324	$3,324
	Value of unvested stock options that would be accelerated (1)	$64,000	$740,000
	Value of unvested stock awards that would be accelerated	$42,835	$134,435
	Total	$882,659	$1,650,259

William Forbes	Base Salary	$592,250	$592,250
	Target Annual Incentive Award	$296,125	$296,125
	Benefits Continuation	$27,334	$27,334
	Value of unvested stock options that would be accelerated (1)	$52,500	$921,250
	Value of unvested stock awards that would be accelerated	$42,835	$134,435
	Total	$1,011,044	$1,971,394

(1)
Per the applicable agreement with the Company, performance based options will vest upon a change in control based on the per share consideration received by the Company in connection with such change in control, such that a termination is not required. The corresponding value is included in the "Termination due to CIC" column.

In addition, as disclosed above, the Collard Agreement provides that Mr. Collard’s initial time-based option to purchase 3,000,000 shares of the Company’s common stock, and his initial time-based restricted stock unit award covering 250,000 shares of the Company’s common stock, both of which were granted in 2023, will vest as to an additional 6 months of service if his employment as Chief Executive Officer is terminated and he remains a member of the Board following such termination. Assuming such a termination occurred on December 31, 2024, the value of such acceleration is $0 with respect to such option (since the option is "underwater") and $95,625 with respect to such restricted stock unit award.

Equity Compensation Plan Information

We maintain the following equity compensation plans under which our equity securities that have been issued or are authorized for issuance to our employees and/or directors. The following table presents information about these plans as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 2)
Equity compensation plans approved by security holders	24,137,017	(1)	$4.96	(2)	13,045,966	(3)
Equity compensation plans not approved by security holders	3,925,000	(4)	$1.47	(5)	-
Total	28,062,017		$4.46		13,045,966

(1)
Consists of 22,331,501 options (assuming maximum achievement for performance-based options) and 1,805,516 restricted stock units outstanding under the 2007 Plan.
(2)
Does not reflect restricted stock units included in the first column because restricted stock units do not have an exercise price.
(3)
Consists of 12,125,013 shares of common stock available for future issuance under our 2007 Plan and 920,953 shares of common stock available for future issuance under the Employee Stock Purchase Plan. The number of shares that may be purchased under the current Employee Stock Purchase Plan purchase period is indeterminable because it is dependent on individual contributions as well as our stock price at the end of the purchase period.
(4)
Consists of 3,750,000 options (assuming maximum achievement for performance-based options) and 175,000 restricted stock units granted outside of the 2007 Plan as inducement equity awards. All such options were granted with an exercise price that equals fair market value of the underlying common stock on the grant dates and expire no later than 10 years from the date of grant. The options and restricted stock units have vesting schedules that generally provide for them to be fully vested four years after the date of grant.
(5)
Does not reflect restricted stock units included in the first column because restricted stock units do not have an exercise price.

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and

Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

										Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Current PEO ($)(1)	Summary Compensation Table Total for Former PEO ($)(1)	Compensation Actually Paid to Current PEO ($)(2)		Compensation Actually Paid to Former PEO ($)(2)		Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non- PEO NEOs ($)(4)		Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income/(Loss) (millions)(7)	Total Net Revenue (millions) (9)
	(a)	(b)	(c)		(d)		(e)	(f)		(g)	(h)	(i)	(j)
2024	$3,395,491	$—	$3,473,940		$—		$1,480,471	$1,671,651		$7.23	$90.58	$(14)	$144
2023	$10,775,818	$4,030,347	$10,869,399	(8)	$836,461	(8)	$1,623,453	$1,794,691	(8)	$8.03	$91.84	$(111)	$127
2022	$—	$1,145,704	$—		$(2,798,657)		$1,438,169	$357,507		$11.81	$88.53	$(182)	$108
2021	$—	$5,430,828	$—		$(1,032,982)		$1,581,471	$(619,359)		$43.14	$99.37	$(221)	$86

(1)
The dollar amounts reported in columns (a) and (b) are the amounts of total compensation reported for Craig Collard and Barry Quart (our former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table for the applicable year.
(2)
The dollar amounts reported in column (c) and (d) represent the amount of “compensation actually paid” to Craig Collard and Barry Quart, as computed in accordance with Item 402(v) of Regulation S-K for the applicable year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Craig Collard or Barry Quart during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Craig Collard's and Barry Quart’s total compensation for 2023 and 2024 to determine the compensation actually paid, in the applicable year (2023 is included due to the administrative error correction described in footnote 8):

Year	Reported Summary Compensation Table Total for Current PEO ($)	Reported Summary Compensation Table Total for Former PEO ($)	Reported Value of Equity Awards to Current PEO ($)	Reported Value of Equity Awards to Former PEO ($)	Equity Award Adjustments - Current PEO ($)		Equity Award Adjustments - Former PEO ($)		Compensation Actually Paid to Current PEO ($)		Compensation Actually Paid to Former PEO ($)
2024	$3,395,491	$—	$(2,148,547)	$—	$2,226,996		$—		$3,473,940		$—
2023	$10,775,818	$4,030,347	$(9,804,322)	$(2,414,240)	$9,897,903	(8)	$(779,646)	(8)	$10,869,399	(8)	$836,461	(8)

•
The “Reported Value of Equity Awards” represents the aggregate grant date fair value of equity awards granted to the applicable PEO in the corresponding year, which represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year for such PEO. The amounts in this column for the applicable fiscal year are replaced with the corresponding amount reported under the “Equity Award Adjustments” column for the applicable PEO in the corresponding year in order to arrive at “compensation actually paid” for the applicable PEO for the corresponding year.
•
The “Equity Award Adjustments” represents an adjustment to the amounts in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year (a “Subject Year”) for the applicable PEO. For a Subject Year, the equity award adjustments include the addition (or subtraction, as applicable) of the following for that Subject Year: (i) the year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year.

•
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for market-conditioned performance-based equity awards, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date and (z) for options, the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year - Current PEO ($)		Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value (from the end of the prior year) of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year	Total Equity Award Adjustments - Current PEO ($)
2024	$1,498,562		$(950,498)	$727,402	$951,530	$—	$—	$2,226,996
2023	$9,887,321	(8)	$—	$10,582	$—	$—	$—	$9,897,903	(8)

Year	Year End Fair Value of Equity Awards Granted in the Year - Former PEO ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)		Change in Fair Value (from the end of the prior year) of Equity Awards Granted in Prior Years that Vested in the Year ($)		Fair Value at the End of the Prior Year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year	Total Equity Award Adjustments - Former PEO ($)
2023	$—	$—	$82,734	(8)	$(469,212)	(8)	$(393,168)	$—	$(779,646)	(8)

(3)
The dollar amounts reported in column (e) represent the average of the amounts reported for the NEOs as a group (excluding the current PEO and the former PEO in each respective year) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding the current PEO and the former PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Ira Duarte, and William Forbes, (ii) for 2023, Ira Duarte, William Forbes, and David Szekeres; (iii) for 2022, Kimberly Manhard, and David Szekeres and (iv) for 2021, Kimberly Manhard, John Poyhonen, David Szekeres and Lisa Peraza.
(4)
The dollar amounts reported in column (f) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the current PEO and the former PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the current PEO and the former PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding the current PEO and the former PEO) for fiscal years 2023 and 2024 to determine the compensation actually paid, using the same methodology described above (2023 is included due to the administrative error correction described in footnote 8):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards - NEOs ($)		Average Equity Award Adjustments - NEOs ($)		Average Compensation Actually Paid to Non- PEO NEOs ($)
2024	$1,480,471	$(603,336)		$794,516		$1,671,651
2023	$1,623,453	$(833,743)	(8)	$1,004,981	(8)	$1,794,691	(8)

•
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for market-conditioned performance-based equity awards, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date and (z) for options, the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date. The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year ($)		Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Change in Fair Value (from the end of the prior year) of Equity Awards Granted in Prior Years that Vested in the Year ($)		Average Fair Value at the end of the prior year of Equity Awards Granted in Prior Years that Failed to Meet Vesting Conditions in the covered year		Average Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Total Average Equity Award Adjustments - NEOs ($)
2024	$420,813		$(224,906)	$204,263	$394,346		$—		$—	$794,516
2023	$1,237,300	(8)	$—	$—	$(124,334)	(8)	$(107,985)	(8)	$—	$1,004,981	(8)

(5)
This column represents cumulative Company total shareholder return (“TSR”) and is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.
(6)
This column represents cumulative peer group TSR computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: Nasdaq Biotech Index.
(7)
The dollar amounts reported in column (i) represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(8)
Due to administrative errors in the calculations, the 2023 amounts reported in the Company's proxy statement filed on April 29, 2024 have been corrected.
(9)
We determined total net revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. This performance measure may not have been the most important financial performance measure for previous years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Financial Performance Measures

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our Named Executive Officers to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s Named Executive Officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

•
Total Net Revenue
•
ZYNRELEF and APONVIE revenue
•
CINVANTI and SUSTOL revenue
•
Operating Expense
•
EBITDA
•
Cash on hand

Please see the Compensation Discussion and Analysis above regarding details on how we define Operating Expense, EBITDA and Cash on hand.

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following description of the relationships between information presented in the Pay Versus Performance table.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $7.23, $8.03, $11.81, and $43.14 for 2021-2024, 2021-2023,

2021-2022, and 2021, respectively. The TSR of the Company’s Peer Group (the NASDAQ Biotechnology index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $90.58, $91.84, $88.53, and $99.37 for 2021-2024, 2021-2023, 2021-2022, and 2021, respectively. A $100 investment made in the Company on the day prior to the first fiscal year reported in the Pay Versus Performance table, assuming reinvestment of all dividends, would have declined to $7.23 by the last day of the last fiscal year reported in the Pay Versus Performance table. In directional alignment, a $100 investment made in the Company’s Peer Group on the day prior to the first fiscal year reported in the Pay Versus Performance table, assuming reinvestment of all dividends, would have declined to $90.58 by the last day of the last fiscal year reported in the Pay Versus Performance table. While directionally aligned, the decline in the investment in the Company was more significant.

Compensation Actually Paid and Cumulative Company TSR

The compensation actually paid to our current PEO and former PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, aggregated, was $3,473,940, $11,705,860, $(2,798,657), and $(1,032,982) for 2024, 2023, 2022, and 2021, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), as computed in accordance with Item 402(v) of Regulation S-K, was $1,671,651, $1,794,691, $357,507, and $(619,359) for 2024, 2023, 2022, and 2021, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $7.23, $8.03, $11.81, and $43.14 for 2021-2024, 2021-2023, 2021-2022, and 2021, respectively. Over the period covered by the pay versus performance table, the cumulative TSR of the Company declined while the compensation actually paid to the PEO and former PEO, aggregated, and the average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), increased.

Compensation Actually Paid and Company Net Loss

The compensation actually paid to our current PEO and former PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $3,473,940, $11,705,860, $(2,798,657), and $(1,032,982) for 2024, 2023, 2022, and 2021, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), as computed in accordance with Item 402(v) of Regulation S-K, was $1,671,651, $1,794,691, $357,507, and $(619,359) for 2024, 2023, 2022, and 2021, respectively. The Company’s net loss, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was $(13,580,000), $(110,559,000), $(182,024,000), and $(220,683,000) for 2024, 2023, 2023, and 2021, respectively. Over the period covered by the pay versus performance table, the Company’s net loss decreased. In other words, over the period covered by the pay versus performance table, the Company’s net income increased. In directional alignment, the compensation actually paid to the PEO and former PEO, aggregated, and the average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), also increased.

Compensation Actually Paid and Total Net Revenue

The compensation actually paid to our current PEO and former PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $3,473,940, $11,705,860, $(2,798,657), and $(1,032,982) for 2024, 2023, 2022, and 2021, respectively. The average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), as computed in accordance with Item 402(v) of Regulation S-K, was $1,671,651, $1,794,691, $357,507, and $(619,359) for 2024, 2023, 2022, and 2021, respectively. The Company’s total net revenue, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was $144,285,000, $127,044,000, $107,672,000, and $86,346,000 for 2024, 2023, 2022, and 2021, respectively. Over the period covered by the pay versus performance table, the Company’s revenue increased. In directional alignment, the compensation actually paid to the PEO and former PEO, aggregated, and the average amount of compensation actually paid to the NEOs as a group (excluding our current and former PEO), also increased.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in overseeing the integrity of our accounting and financial reporting processes and the audit of the Company’s financial statements in accordance with the Audit Committee’s written charter, a copy of which is available on the Company’s website at www.herontx.com. The Audit Committee is responsible for evaluating and overseeing the work performed by the Company’s independent registered public accounting firm and the performance of our internal audit function.

The Audit Committee’s functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board. The Company’s management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements and for establishing and maintaining an effective system of internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm their independence from the Company and from management.

The Audit Committee meets with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting, and the independent registered public accounting firm’s reviews of the quarterly financial statements and drafts of the quarterly and annual reports.

Based on the reviews, discussions, and written disclosures referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Craig Johnson, Chairperson

Michael Kaseta

Christian Waage

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the aggregate fees for services rendered in or provided for 2024 and 2023, as applicable, by Withum, our independent registered public accounting firm.

	2024	2023
Audit Fees (1)	$624,795	$604,880	(4)
Audit-related Fees (2)	—	$24,960
Tax Fees (3)	—	$102,903
All Other Fees	—	—
Total	$624,795	$732,743

(1)
The audit fees for both 2024 and 2023 were for professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and for the review of the quarterly financial statements. The amounts also include fees for services that are normally provided by the auditor in connection with regulatory filings and engagements for the years identified.
(2)
The audit-related fees for 2023 include fees for procedures performed during that year in connection with the audit of the Heron Therapeutics, Inc. 401(k) Plan.
(3)
Tax fees for 2023 consist of fees for tax compliance.
(4)
The amount of the audit fees for 2023 has been updated to reflect additional payments made in 2024 related to the 2023 audit which was paid after the proxy statement for the 2024 Annual Meeting of Stockholders was filed on April 29, 2024.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by the Company’s independent registered public accounting firm, as well as the fees charged for such services, in accordance with the pre-approval policies and procedures that have been established by the Audit Committee. In its review of non-audit service fees, the Audit Committee will consider, among other things, the possible impact of the performance of such services on the auditor’s independence. All services rendered by Withum during 2024 and 2023 were pre-approved by the Audit Committee.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect six nominees to serve as directors of the Company until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Ms. Rodriguez is not standing for re-election at the Annual Meeting. Pursuant to the Cooperation Agreement, the Company agreed to initially appoint Messrs. Collard and Morgan to the Board and include Messrs. Collard and Morgan in the Company’s slate of nominees for the election of directors at the 2023 Annual Meeting of Stockholders and recommend that the Company’s stockholders vote in favor of their election at the 2023 Annual Meeting of Stockholders. Messrs. Collard and Morgan were subsequently elected as directors by our stockholders at the 2024 Annual Meeting of Stockholders. Following their service on the Board during 2024, the Governance Committee has unanimously recommended their nomination as directors at the Annual Meeting. Upon such recommendation of the Governance Committee and the Governance Committee’s nominations with respect to the other director nominees named in this Proxy Statement, our Board has unanimously nominated Dr. Dissanaike, and Messrs. Collard, Johnson, Kaseta, Morgan and Waage for election as directors of the Company at the Annual Meeting and recommends that the Company’s stockholders vote in favor of their election at the Annual Meeting. The foregoing director nominees have indicated that they are willing and able to serve as directors if elected. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy card may be voted for the election of such other person as shall be designated by our Board or our Board may decrease the size of our Board. The proxies being solicited may be voted for no more than six director nominees at the Annual Meeting.

Vote Required and Board Recommendation

The director nominees shall be elected by a majority of the votes cast with respect to that director nominee, provided a quorum is established. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named in this Proxy Statement.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Dr. Dissanaike and Messrs. Collard, Johnson, Kaseta, Morgan, and Waage.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Withum as our independent registered public accounting firm for the year ending December 31, 2025. At the Annual Meeting, the stockholders will vote to ratify the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Withum has audited our financial statements since August 2021, shortly after its acquisition of certain assets of OUM & Co. LLP, our independent registered accounting firm from 2006 through August 2021. Representatives of Withum are expected to be present online at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Withum as our independent registered public accounting firm is not required by law or our bylaws. However, our Audit Committee is submitting the appointment of Withum to the stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment of Withum, our Audit Committee will reconsider its selection. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the votes properly cast on this proposal, provided a quorum is established. Abstentions will have no effect on the outcome of this proposal. We do not expect any broker non-votes on this proposal since we expect brokers, banks or other nominees to have discretionary authority to vote on this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Withum Smith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Annual Meeting, our stockholders will have the opportunity to vote, on a nonbinding advisory basis, to approve the compensation of the Company’s Named Executive Officers, as identified in this Proxy Statement under the heading “Executive Compensation,” in accordance with Section 14A of the Exchange Act (also known as the “Say-on-Pay” vote). The Say-on-Pay vote is a nonbinding advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement. The Say-on-Pay vote is not a vote on the Company’s general compensation policies, compensation of our Board or the Company’s compensation policies as they relate to risk management, but rather on the overall compensation of our Named Executive Officers and the philosophy, policies and practices with respect to such compensation described in this Proxy Statement. We currently hold our Say-on-Pay vote every year. We expect the next advisory Say-on-Pay vote will occur at the 2026 Annual Meeting.

The compensation paid to our Named Executive Officers is described in the compensation tables and the related narrative disclosure contained in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to cast a nonbinding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, the related compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is nonbinding, our Board values the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

Vote Required and Board Recommendation

The proposal to approve, on a nonbinding advisory basis, the compensation paid to our Named Executive Officers requires the affirmative vote of a majority of the votes properly cast on this proposal, provided a quorum is established. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote “FOR” approval, on an advisory basis, of the compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2024.

PROPOSAL 4 - ADVISORY VOTE TO APPROVE FREQUENCY OF VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As described in Proposal No. 3 above, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers in a so-called Say-on-Pay vote. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting.

Our stockholders voted on a similar proposal in 2019 with the majority voting to hold the Say-on-Pay vote every year. Our Board and Compensation Committee continue to believe that Say-on-Pay advisory votes should be conducted each year so that our stockholders may express their views on our executive compensation program and the Compensation Committee can consider such views in its compensation planning for the fiscal year following the Say-on-Pay advisory vote.

Stockholders will have the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. Stockholders may cast their advisory vote to conduct future Say-on-Pay votes every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting future Say-on-Pay votes.

It is expected that the next Say-on-Pay frequency vote will occur at the 2031 annual meeting of stockholders.

Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote "FOR" future advisory votes on named executive officer compensation to occur every “1 Year.”

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by our stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other business should properly come before the Annual Meeting, the proxy holders will vote any shares represented by proxy on such matters according to their best judgment and in their discretion.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than ten percent (10%) of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than ten percent (10%) of the shares satisfied the Section 16(a) filing requirements during the year ended December 31, 2024.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2024 is being distributed along with this Proxy Statement. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 are available to you at no charge electronically at http://www.proxyvote.com. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2024 are available at no charge on written request. To obtain additional copies of the Annual Report on Form 10-K for the year ended December 31, 2024, please contact us at 100 Regency Forest Drive, Suite 300, Cary, North Carolina, 27518, Attention: Corporate Secretary.

SCAN TO VIEW MATERIALS & VOTE HERON THERAPEUTICS, INC. 100 REGENCY FOREST DRIVE, SUITE 300 CARY, NC 27518 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRTX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 11, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V74524-P28909 HERON THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To elect six director nominees to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Nominees: 1a. Craig Collard 1b. Sharmila Dissanaike, M.D., FACS, FCCM 1c. Craig Johnson 1d. Michael Kaseta 1e. Adam Morgan 1f. Christian Waage 2. To ratify the appointment of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025. 3. To approve, on a nonbinding advisory basis, compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain The Board of Directors recommends you vote 1 Year on the following proposal: 4. To approve, on a nonbinding advisory basis, the frequency of future advisory votes on the compensation paid to our Named Executive Officers. 5. To transact such other business as may properly come before the Annual Meeting. 1 Year 2 Years 3 Years Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. HERON THERAPEUTICS, INC. Annual Meeting of Stockholders June 12, 2025 9:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Craig Collard and Ira Duarte, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HERON THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Eastern Time on June 12, 2025, via the internet at www.virtualshareholdermeeting.com/HRTX2025, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. V74525-P28909 Continued and to be signed on reverse side